Exhibit 23.2

[Letterhead of King & Wood, PRC Lawyers]

China Digital TV Holding Co., Ltd.
Jingmeng High-Tech Building B, 4th Floor
No. 5 Shangdi East Road
Haidian District, Beijing 100085
People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the reference to our firm’s name under the headings “Risk Factors,” “Regulation,” and elsewhere in the annual report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2009.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ King & Wood, PRC Lawyers
Date: April 30, 2010